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                                                                     Exhibit 3.3

                     CERTIFICATE OF AMENDMENT OF CERTIFICATE
                       OF INCORPORATION BEFORE PAYMENT OF
                             ANY PART OF THE CAPITAL

                                       OF

                         GENERAC PORTABLE PRODUCTS, INC.



         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "CORPORATION") is Generac Portable Products, Inc.

         2. The Corporation has not received any payment for any of its stock.

         3. The certificate of incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

                  "FOURTH: CAPITALIZATION. The total number of shares of stock which the Corporation shall have authority to issue is Twelve Thousand (12,000) shares of Common Stock, with a par value of $.01 per share."

         4. The amendment of the certificate of incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

Signed on this 7th day of July, 1998


                                               /s/ Richard A. Aube
                                               ------------------------------
                                               Richard A. Aube
                                               Secretary and Treasurer